Exhibit 10.33

21211 Nordhoff Street * Chatsworth, CA 91311

Phone: 818-734-5300 * Fax 818-734-5320

www.microturbine.com

January 31, 2007

James D. Crouse

Coto de Caza, CA

Dear James:

I am pleased to offer you the position of Executive Vice-President of Sales, reporting to Darren Jamison, President and Chief Executive Officer at a salary of $220,000.00 annually, (payable $8,461.54 bi-weekly).

In addition to your salary you will participate in an Incentive Compensation Plan that will pay you a bonus of three quarters of one per cent of annual sales for FY 2008 that is in excess of the total sales for FY 2007. Details of the plan will be provided under separate cover.

Under guidelines established by Capstone, you will receive a Stock Option to purchase 850,000 shares of Capstone common stock which includes 25% vesting on the first anniversary date and monthly thereafter subject to provisions of the 2000 Equity Incentive Plan. The purchase price will be the fair market value of Capstone common stock on the option grant date, which is expected to be the date of the start of your employment. You will also receive 200,000 restricted stock units subject to annual vesting of 25% and other provisions of the 2000 Equity Incentive Plan.

As a regular employee, you will be eligible to participate in the Capstone benefit plans which include paid holidays, four weeks of vacation per year, a 401(k) plan, and several insurance choices for you and your family.

We would like you to start work as soon as possible; therefore, we are suggesting a start date of February 5, 2007. Please sign the second sheet of this letter confirming your acceptance of this offer and its terms and indicate your start date. Unless otherwise agreed to in writing, this offer will expire at the end of business on February 5, 2007.

Upon your first day of employment, you will be required to sign our standard agreement with regard to confidentiality and the assignment of inventions as well as to show documentation which verifies your legal right to work in the United States, as required under the Federal Immigration and Reform Act of 1986.  Attached to this letter, as page 3, is a list of acceptable documentation.

All of us involved in the unique venture of Capstone Turbine look forward to working with you.

Sincerely,

/s/ LARRY COLSON

Larry Colson

Vice President, Human Resources

Re: James D. Crouse

Position: Executive Vice-President of Sales

Salary: $220,000.00 annually

Stock Options: 850,000

Restricted Stock Units: 200,000

We understand that you may possess certain confidential information of your past employer and you hereby agree not to disclose any such confidential information to Capstone Turbine Corporation.  Further, you agree to indemnify and hold harmless Capstone Turbine Corporation from any adverse consequences to Capstone Turbine Corporation caused by your disclosure of such confidential information to Capstone Turbine Corporation.

Your employment at Capstone will be “at will”, in that employment may be terminated with or without cause and with or without notice, at any time, either at your option or at the option of Capstone Turbine Corporation.

Additionally, Capstone Turbine Corporation is committed to resolving any disputes between the Company and employees as fairly and promptly as possible.  To meet these goals, the Company has developed an “employee dispute resolution procedures” which provides the exclusive remedy for resolving all employee disputes including statutory disputes.  By accepting employment with the Company you are agreeing to this procedure, which results in binding, neutral arbitration for all disputes, which cannot be resolved amicably between us.  A copy of these procedures will be provided shortly.

Your offer of employment is contingent upon Capstone Turbine Corporation’s receipt of an acceptable background check, as authorized by you on the Information Authorization and Release agreement.

Finally, you will be subject to Capstone standard employment practices, including drug testing and proof of U.S. citizenship or qualification to work in the U.S.

You hereby accept the employment offer as stated above.   Your scheduled start date will be February 5, 2007.

/s/ JAMES D. CROUSE		January 31, 2007
Signature	Date

Once signed, please return this page to:

Capstone Turbine Corporation * 21211 Nordhoff Street * Chatsworth, CA  91311

Attn:  Sherida B. Simmons, Manager Human Resources

Fax:  818-734-5381